EXHIBIT 5.1

                          Haynsworth Sinkler Boyd, P.A.
                                Attorneys At Law
                          1426 Main Street, Suite 1200
                         Columbia, South Carolina 29201


                               September 13, 2001


Sonoco Products Company
Post Office Box 160
Hartsville, South Carolina 29551


Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of $150,000,000 aggregate amount of debt securities (the "Securities") of Sonoco Products Company, a South Carolina corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have also relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture between the Company and The Bank of New York as successor trustee, dated as of June 15, 1991 (the "Indenture") relating to the Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued, sold and delivered as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


         We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment.

         We express no opinion as to matters governed by laws other than those of the States of South Carolina and New York and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Debt Securities" in the Prospectus. By giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                 Very truly yours,


                                                 HAYNSWORTH SINKLER BOYD, P. A.


                                                  By:s/Martin C. McWilliams, Jr.
                                                     ---------------------------
                                                       Martin C. McWilliams, Jr.